For Release: Immediately
Contact: Randy Buckwalter  rbuckwalter@harleysvillegroup.com
Phone: 215.256.5288 (office)  267.718.3766 (cell)

HARLEYSVILLE GROUP INC. INCREASES QUARTERLY DIVIDEND BY 32 PERCENT; AUTHORIZES ADDITIONAL SHARE REPURCHASE PROGRAM

HARLEYSVILLE, PA—August 1, 2007—The Board of Directors of Harleysville Group Inc. (NASDAQ: HGIC) has approved a 32 percent increase of the company’s regular quarterly cash dividend to $0.25 per share from $0.19 per share. The dividend is payable September 28, 2007, to shareholders of record on September 14, 2007. This marks the 85th consecutive quarter Harleysville Group has paid a dividend since the company went public in 1986, and brings the annual dividend rate to $1.00 per share.
At the same time, the Board today authorized the company to repurchase up to an additional
1.6 million shares, or approximately 5 percent, of its outstanding common stock through an open market purchase program.
“This significant dividend increase—in conjunction with the completion of the share repurchase program we announced in June and the announcement today of an additional stock buyback—clearly illustrates our confidence in the strength of the company’s financial condition, our considerable potential for future profitable growth and our ongoing commitment to managing our strong capital position effectively for the benefit of our stakeholders,” said Michael L. Browne, Harleysville Group’s president and chief executive officer. “We’re proud of the fact that during our 21 years as a public company we’ve paid our shareholders a dividend every quarter and our dividend has increased every year—both of which are indicative of the long-term strength and stability of the Harleysville organization.”
The board authorized Harleysville Group to make purchases for a two-year period in the open market or in privately negotiated transactions. Additionally, the board authorized Harleysville Group to make purchases under the terms of a Rule 10b5-1 trading plan, which allows the company to purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods, such as the time preceding its quarterly earnings releases. The company will repurchase shares from Harleysville Mutual Insurance Company, which owns 53 percent of Harleysville Group’s stock, at fair market value terms on the date of purchase and from the public float in amounts that are proportional to the respective ownership percentages of Harleysville Mutual and the public float as of the authorization date. The timing and terms will be based on market conditions, and will be conducted in accordance with the applicable rules of the Securities and Exchange Commission. The shares acquired will be held for investment purposes.

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Harleysville Group increases quarterly dividend; authorizes additional share repurchase program
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Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 53 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is a member of the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public, and was one of 3 percent of public companies recognized with a 2007 Mergent Dividend Achiever Award for its long-term history of dividend increases. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

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